UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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PANDA ETHANOL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PANDA ETHANOL, INC.
4100 Spring Valley, Suite 1002
Dallas, Texas 75244
(972) 361-1200
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 17, 2008
To the Stockholders of Panda Ethanol, Inc.:
     The 2008 Annual Meeting of Stockholders of Panda Ethanol, Inc. will be held at the Doubletree Hotel, 4099 Valley View Lane, Dallas, Texas, on Tuesday, June 17, 2008 at 10:00 a.m. (local time) for the following purposes:
     1. To elect five directors to serve for a term of one year or until their respective successors are elected and qualified;
     2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2008; and
     3. To transact any and all other business that may properly come before the annual meeting or any adjournments or postponements thereof.
     Only stockholders of record at the close of business on May 13, 2008 are entitled to notice of and to vote at the annual meeting and any adjournments or postponements thereof. You are cordially invited to attend the meeting; whether or not you expect to attend the meeting in person, however, you are urged to mark, sign, date, and mail the enclosed form of proxy promptly so that your shares of stock may be represented and voted in accordance with your wishes and in order that the presence of a quorum may be assured at the meeting. Your proxy will be returned to you if you should be present at the meeting and should request its return in the manner provided for revocation of proxies on the initial page of the enclosed proxy statement.

By Order of the Board of Directors Jonathan N. Quenzer Corporate Secretary
May 30, 2008
Dallas, Texas

ABOUT THE ANNUAL MEETING
QUORUM AND VOTING
ELECTION OF DIRECTORS (Proposal 1)
COMPENSATION OF DIRECTORS
COMPENSATION OF EXECUTIVE OFFICERS
2007 FISCAL YEAR SUMMARY COMPENSATION TABLE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal 2)
OTHER BUSINESS
DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS

PANDA ETHANOL, INC.
4100 Spring Valley, Suite 1002
Dallas, Texas 75244
(972) 361-1200
PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 17, 2008

     In this proxy statement, the words “Panda Ethanol” refer to Panda Ethanol, Inc. and its subsidiaries, unless otherwise stated or the context otherwise requires. Panda Ethanol is a Nevada corporation. On November 6, 2006, Panda Ethanol, Inc. (a Delaware corporation), which is referred to in this annual report as Panda Ethanol—Delaware, merged with and into Cirracor, Inc., which we refer to as Cirracor, a Nevada corporation. The surviving Nevada corporation after the merger changed its name to “Panda Ethanol, Inc.” In this proxy statement, the words “Company,” “we,” “our,” “ours” and “us” refer to the surviving company after the merger and its subsidiaries, unless otherwise stated or the context otherwise requires.
     The accompanying proxy is solicited by the Board of Directors on behalf of Panda Ethanol, Inc., a Nevada corporation (the “Company”), to be voted at the 2008 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on June 17, 2008, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the “Notice”) and at any adjournments or postponements of that meeting. When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon; if no direction is indicated, such shares will be voted for the election of directors and for the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm as set forth on the accompanying Notice.
ABOUT THE ANNUAL MEETING
     A list of stockholders entitled to vote at the Annual Meeting will be available for examination for at least ten days prior to the meeting at our principal executive offices located at 4100 Spring Valley, Suite 1002, Dallas, Texas 75244 and at the Annual Meeting.
     Management does not intend to present any business at the Annual Meeting for a vote other than the matters set forth in the Notice and has no information that others will do so. If other matters requiring a vote of the stockholders properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with applicable law and their judgment on such matters.
     This proxy statement (the “Proxy Statement”) and accompanying proxy card are being mailed on or about May 30, 2008. The Company’s Annual Report to Stockholders covering the Company’s fiscal year ended December 31, 2007 is enclosed herewith, but does not form any part of the materials for solicitation of proxies.
     Any stockholder of the Company giving a proxy has the unconditional right to revoke the proxy at any time before its exercise by voting in person at the Annual Meeting, by delivering a duly executed proxy bearing a later date or by giving written notice of revocation to the Company addressed to Jonathan Quenzer, Corporate Secretary, Panda Ethanol, Inc., 4100 Spring Valley, Suite 1002, Dallas, Texas 75244; no such revocation shall be effective, however, unless such notice of revocation has been received by the Company at or prior to the Annual Meeting.
     In addition to the solicitation of proxies by use of the mail, officers and regular employees of the Company or Panda Energy International, Inc. (“Panda Energy”) may solicit the return of proxies, either by mail, telephone, telegraph, or through personal contact. These officers and employees will not be additionally compensated but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees, and fiduciaries, with shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), registered in their names, will be requested to forward solicitation material to the beneficial owners of such shares of Common Stock.
     The cost of preparing, printing, assembling, and mailing the Annual Report, the Notice, this Proxy Statement, and the enclosed form of proxy, as well as the reasonable cost of forwarding solicitation materials to the beneficial owners of shares of Common Stock, and other costs of solicitation, are to be borne by the Company.
QUORUM AND VOTING
     The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on May 13, 2008 (the “Record Date”). On the Record Date, 31,488,977 shares of Common Stock were issued and outstanding.
     Each holder of Common Stock is entitled to one vote per share on all matters to be acted upon at the meeting and neither the Company’s Amended and Restated Articles of Incorporation, nor its Amended and Restated Bylaws, allow for cumulative voting rights. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum to transact business. If a quorum is not present or represented at the Annual Meeting, a majority of the shares represented at that meeting may adjourn the Annual Meeting from time to time without notice or other announcement until a quorum is present or represented.
     Assuming the presence of a quorum, the affirmative vote of the holders of a plurality of the shares of Common Stock voting at the Annual Meeting is required for the election of directors. Assuming the presence of a quorum, the proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm shall be approved if the votes cast favoring such proposal exceed the votes cast opposing it.
     An automated system administered by the Company’s transfer agent tabulates the votes. Abstentions and broker non-votes are each included in the determination of the number of shares present for determining a quorum. Each proposal is tabulated separately. Votes withheld and broker non-votes will have no effect with respect to the election of directors. Abstentions and broker non-votes will have no effect on the outcome of the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

ELECTION OF DIRECTORS
(Proposal 1)
     The Board of Directors currently consists of five members. The persons whose names are listed below (“Director Nominees”) have been nominated for election as directors by the Board of Directors to serve for a term of office to expire at the Annual Meeting of Stockholders in 2009, with each to hold office until his successor has been duly elected and qualified. To be elected as a director, each Director Nominee must receive a plurality of the votes cast at the Annual Meeting for the election of directors. Should any Director Nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election, in his or her stead, of any other person the Board of Directors may nominate or designate. Each Director Nominee has expressed his intention to serve the entire term for which election is sought.
Directors and Nominees
     The following table and text set forth the name, age and positions of each Director Nominee and director:

Name	Age	Positions
Robert W. Carter	70	Chairman
Todd W. Carter	40	Director
G. Michael Boswell	68	Director
Donnell Brown	38	Director
Philip D. English	59	Director
The Director Nominees for election to the Board of Directors at the Annual Meeting are as follows:
     Robert W. Carter. Mr. Robert Carter has served as chairman of our Board of Directors since November 6, 2006. Mr. Robert Carter founded Panda Energy in 1982 where he has served and continues to serve as Chairman of the Board and Chief Executive Officer since January 1995. Mr. Robert Carter is also President of Robert Carter Oil & Gas, Inc., which he founded in 1980. From 1978 to 1980, Mr. Robert Carter was Vice President of oil and gas lease sales for Reserve Energy Corporation. From 1974 to 1978, he served as a marketing consultant to Forward Products, Inc. and was the Executive Vice President of Blasco Industries from 1970 to 1974.
     Todd W. Carter. Mr. Todd Carter has served as a member of our Board of Directors since November 6, 2006. Mr. Todd Carter also served as Chief Executive Officer and President of our company from November 6, 2006 to September 1, 2007 and held the same offices at Panda Ethanol—Delaware from October 1, 2006 to November 6, 2006. Mr. Todd Carter was employed at Panda Energy from 1989 to September 2006 and has served as President of Panda Energy since September 1, 2007. From December 2004 to September 2006, Mr. Todd Carter served as President of Panda Development Corporation, a division of Panda Energy, responsible for all greenfield development ethanol projects. From July 2000 to December 2004, Mr. Todd Carter served as President of Panda Energy with duties for the overall company. Prior to that he held the role of Senior Vice President of Corporate Finance. From 1994 to 1998, Mr. Todd Carter served as President of Pan—Oak Corporation, a wholly-owned subsidiary of Panda Energy. There, Mr.

Todd Carter oversaw oil and gas exploration, acquisition and prospect development. A graduate of The University of Texas at Austin, he holds a B.A. in Economics.
     G. Michael Boswell. Mr. Boswell has served as a member of our Board of Directors since November 6, 2006. Mr. Boswell is a principal of TBP Investments Management, LLC, a firm that provides investment advisory services focused on energy-related commodity futures and equities, natural gas fueled vehicles and development of water resources for municipal and industry use. Prior to this, Mr. Boswell was a principal and owner of Fish Traders of Texas, LP, a large aquaculture/fish raising marketing enterprise from 1993 to 1998. Mr. Boswell began his career as a lawyer with a Dallas law firm and then was employed by two New York Stock Exchange, or NYSE, member firms, serving as Senior Vice President and General Counsel of du Pont Glore Forgan from 1972 to 1974 and Executive Vice President, Director and Chief Operating Officer of Great Western United Corporation from 1974 to 1977. From 1977 to 1979, Mr. Boswell was the Chairman of a London-based commodity merchant firm. From 1976 through 1993, he was Chairman and Chief Executive Officer of Sunshine Mining Company (a NYSE-traded company). Mr. Boswell was formerly a member of the New York Coffee and Sugar Exchange. Mr. Boswell received his Juris Doctor and a Bachelor of Business Administration from Southern Methodist University and has an associate degree from Marion Military Institute.
     Donnell Brown. Mr. Brown has served as a member of our Board of Directors since November 6, 2006. Mr. Brown and his family own and manage the R.A. Brown Ranch in Throckmorton, Texas, a family business since 1895. Mr. Brown has served on the Long Range Strategic Planning Committees for the National Cattleman’s Beef Association, as well as three different cattle breed associations. He currently serves on the Board of Directors of the Texas Red Angus Association and on committees for the Texas and southwestern Cattle Raisers Association as well as the Texas Farm Bureau who named him the Outstanding Young Farmer/Rancher of Texas in 2003. Mr. Brown is a graduate of Texas Tech University with a degree in Agriculture Business.
     Philip D. English. Mr. English has served as a member of our Board of Directors since February 28, 2007. Mr. English has served as President, Chief Executive Officer and Director of Broventure Company, Inc. since 1987. Broventure is a diversified investment company involved in venture capital, ranching, real estate, timber and oil and gas exploration. Mr. English has also served as President, Chief Executive Officer and Director of Broseco Land and Cattle Company, Inc. since 1999. Mr. English has previously served on the boards of various venture backed companies and a family of mutual funds operated by United Asset Management Corporation from 1986 to 2002. Mr. English holds a Bachelor of Science in psychology and a Master of Business Administration from Southern Methodist University.
     Unless otherwise directed in the enclosed proxy, it is the intention of the persons named in such proxy to nominate and to vote the shares represented by such proxy for the election of the Director Nominees for the office of director of the Company. Each of the Director Nominees is presently a director of the Company.
     The Board of Directors does not contemplate that any of the above-named Director Nominees will refuse or be unable to accept election as a director of the Company, or be unable to serve as a director of the Company. Should any of them become unavailable for nomination or election or refuse to be nominated or to accept election as a director of the Company, then the persons named in the enclosed form of proxy intend to vote the shares represented in such proxy for the election of such other person or persons as may be nominated or designated by the Board of Directors.
     Mr. Robert Carter is the father of Mr. Todd Carter. There are no other family relationships between any of our directors, nominees for director or executive officers. To our knowledge, there have been no material legal proceedings as described in Item 401(f) of Regulation S-K during the last five years that are material to an evaluation of the ability or integrity of any of our directors, persons nominated to become directors or executive officers.
THE BOARD OF DIRECTORS RECOMMENDS THAT
STOCKHOLDERS VOTE FOR EACH DIRECTOR NOMINEE
FOR THE BOARD OF DIRECTORS.

Board Committees and Meetings
     The Board of Directors has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Messrs. Boswell, English and Brown serve on the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Boswell is Chairman of the Audit Committee, Mr. English is Chairman of the Compensation Committee and Mr. Brown is Chairman of the Nominating and Corporate Governance Committee.
Audit Committee
     The purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements and assist the Board of Directors in monitoring (a) the integrity of the financial statements of the Company; (b) the independent auditor’s qualifications and independence; (c) the performance of the Company’s internal audit function and independent auditors; and (d) the compliance by the Company with legal and regulatory requirements. Deloitte & Touche LLP, the Company’s independent registered public accounting firm, reports directly to the Audit Committee. The Audit Committee, consistent with the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, meets with management and the Company’s independent registered public accounting firm prior to the filing of officers’ certifications with the SEC to receive information concerning, among other things, significant deficiencies in the design or operation of internal controls over financial reporting. The Audit Committee held six meetings during the fiscal year ended December 31, 2007.
     All members of the Audit Committee have been determined to be financially literate and to meet the appropriate Nasdaq and SEC standards for independence. See “Director Independence.” The Audit Committee includes one independent director, Mr. Boswell, who meets the qualifications of an “audit committee financial expert” in accordance with SEC rules. The Audit Committee operates under a formal charter adopted by the Board of Directors that governs its duties and conduct. Copies of the charter can be obtained free of charge from the Company’s web site, www.pandaethanol.com, or by contacting the Company at the address appearing on the first page of this proxy statement to the attention of Investor Relations, or by telephone at (972) 361-1200.
Compensation Committee
     The purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to compensation of the Company’s executives, to review and discuss with management the Company’s annual Compensation Discussion and Analysis and to produce an annual Compensation Committee Report for inclusion in the Company’s proxy statement or annual report on Form 10-K, and to oversee and advise the Board on the adoption of policies that govern the Company’s compensation programs, including stock and benefit plans. The Compensation

Committee held three meetings during the fiscal year ended December 31, 2007. The Compensation Committee’s role includes periodically reviewing the compensation paid to non-employee directors, and making recommendations to the Board for any adjustments. The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee or to one or more designated members of the Compensation Committee. Our Chief Executive Officer typically makes compensation recommendations to the Compensation Committee with respect to our other executive officers. The Compensation Committee may accept or adjust the Chief Executive Officer’s recommendations in its sole discretion.
     All members of the Compensation Committee have been determined to meet the appropriate Nasdaq standards for independence. See “Director Independence.” Further, each member of the Compensation Committee is a “Non-Employee Director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934 and an “outside director” as defined for purposes of 162(m) of the Internal Revenue Code of 1986, as amended. Copies of the Compensation Committee Charter can be obtained free of charge from the Company’s web site, www.pandaethanol.com, or by contacting the Company at the address appearing on the first page of this proxy statement to the attention of Investor Relations, or by telephone at (972) 361-1200.
Compensation Committee Interlocks and Insider Participation
     No member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K during the fiscal year ended December 31, 2007. No executive officer of the Company served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a director of another entity, one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.
Nominating and Corporate Governance Committee
     The purpose of the Nominating and Corporate Governance Committee is to identify and select or recommend the slate of director nominees for election to the Board, to identify and recommend candidates to fill vacancies occurring between annual stockholder meetings, to review, evaluate and recommend changes to the Company’s corporate governance guidelines, and to review the Company’s policies and programs that relate to matters of corporate responsibility, including public issues of significance to the Company and its security holders.
     The specific responsibilities and functions of the Nominating and Corporate Governance Committee are delineated in the Nominating and Corporate Governance Committee Charter. Copies of the charter can be obtained free of charge from the Company’s web site, www.pandaethanol.com, or by contacting the Company at the address appearing on the first page of this proxy statement to the attention of Investor Relations, or by telephone at (972) 361-1200.
     The Nominating and Corporate Governance Committee held two meetings during the fiscal year ended December 31, 2007. All members of the Nominating and Corporate Governance Committee have been determined to meet the appropriate Nasdaq standards for independence. See “Director Independence.”

     The Board of Directors held nine meetings during the fiscal year ended December 31, 2007. During 2007, each director attended 75% or more of the meetings of the Board of Directors and the meetings held by all committees of the Board on which such director served. The Company does not have a Board policy on director attendance at the Company’s Annual Meeting of Stockholders. All directors attended the 2007 annual meeting of stockholders.
Report of the Audit Committee
     The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2007, which includes the consolidated balance sheets of the Company as of December 31, 2006 and 2007, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years ended December 31, 2005, 2006 and 2007 and for the period from November 1, 2004 (date of inception) through December 31, 2007, and the notes thereto. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed with the SEC” or subject to the liabilities of Section 18 of the Exchange Act nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.
Review and Discussions with Management.
     The Audit Committee has reviewed and discussed the Company’s audited financial statements with management.
Review and Discussions with Independent Registered Public Accounting Firm.
     Pursuant to the terms of the Audit Committee’s charter, the Audit Committee meets as often as it determines, but no less than once per quarter. The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” that includes, among other items, matters related to the conduct and the results of the audit of the Company’s financial statements.
     The Audit Committee has also received written disclosures and the letter from Deloitte & Touche LLP required by Independent Standards Board Standard No. 1 (that relates to the independent registered public accounting firm’s independence from the Company and its related entities) and has discussed with Deloitte & Touche LLP their independence from the Company. The Audit Committee has also reviewed and discussed the selection, application and disclosure of the critical accounting policies of the Company with Deloitte & Touche LLP.
     Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

AUDIT COMMITTEE G. Michael Boswell, Chairman Donnell Brown Philip D. English

Corporate Governance
Director Independence
     The standards relied upon by the Board of Directors in affirmatively determining whether a director is “independent” are those set forth in the NASDAQ Marketplace Rules, which generally provide that: (a) a director who is an employee, or whose immediate family member (defined as a spouse, parent, child, sibling, father- and mother-in-law, son- and daughter-in-law and anyone, other than a domestic employee, sharing the director’s home) is an executive officer of the Company, would not be independent for a period of three years after termination of such relationship; (b) a director who receives, or whose immediate family member receives, compensation of more than $100,000 during any period of twelve consecutive months from the Company, except for certain permitted payments, would not be independent for a period of three years after ceasing to receive such amount; (c) a director who is or who has an immediate family member who is, a current partner of the Company’s outside auditor or who was, or who has an immediate family member who was, a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years would not be independent until a period of three years after the termination of such relationship; (d) a director who is, or whose immediate family member is, employed as an executive officer of another company where any of the Company’s present executive officers serve on the other company’s compensation committee would not be independent for a period of three years after the end of such relationship; and (e) a director who is, or who has an immediate family member who is, a partner in, or a controlling shareholder or an executive officer of any organization that makes payments to, or receives payments from, the Company for property or services in an amount that, in any single fiscal year, exceeds the greater of $200,000, or 5% of such other company’s consolidated gross revenues, would not be independent until a period of three years after falling below such threshold. The Board of Directors also makes an affirmative determination that each potential independent director does not have any relationship which, in the Board’s opinion, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
     The Board of Directors, in applying the above-referenced standards, has affirmatively determined that G. Michael Boswell, Donnell Brown and Philip D. English are “independent.” As part of the Board’s process in making such determination, each such director provided written assurances that (a) all of the above-cited objective criteria for independence are satisfied and (b) he has no other “material relationship” with the Company that could interfere with his ability to exercise independent judgment.
Director Nomination Policy
     The Company has a standing Nominating and Corporate Governance Committee consisting entirely of independent directors. Each Director Nominee was recommended to the Board by the Nominating and Corporate Governance Committee for selection.
     The Nominating and Corporate Governance Committee will consider all proposed nominees for the Board of Directors, including those put forward by stockholders. Stockholder nominations should be addressed to the Nominating and Corporate Governance Committee in care of Jonathan Quenzer, Corporate Secretary, at the address appearing on the first page of this proxy statement. In making its recommendations to the Board, the Nominating and Corporate Governance Committee considers all factors it considers appropriate, which may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.
Codes of Business Conduct and Ethics
     The Company has adopted a Code of Business Conduct and Ethics that applies to directors, officers, including the chief executive officer, chief financial officer and chief accounting officer, and other employees of the Company and its subsidiaries. Violations of the code may be reported to the Audit Committee. Copies of the code can be obtained free of charge from the Company’s web site, www.pandaethanol.com, or by contacting the Company at the address appearing on the first page of this Proxy Statement to the attention of Investor Relations, or by telephone at (972) 361-1200. The Company intends to post any amendments to, or waivers from, its Code of Business Conduct and Ethics on its web site at www.pandaethanol.com.
Communication with the Board of Directors
     A stockholder who wishes to communicate with the Board of Directors, or specific individual directors, including the non-management directors as a group, may do so by directing a written request addressed to such director or directors in care of Jonathan Quenzer, Corporate Secretary, at the address appearing on the first page of this proxy statement. The Company’s Secretary shall forward all shareholder communications, other than communications that are not properly directed or are frivolous, to the director, specific committee, non-management director or directors, or the entire Board, as requested in the communications.
Executive Officers
     The name, age, current position with the Company, and principal occupation during the last five years of each of our current executive officers is set forth in the following table and text:

Name	Age	Positions
Darol Lindloff	69	Chief Executive Officer and President
Natasha Ray	42	Chief Financial Officer, Treasurer and Assistant Secretary
Jonathan Quenzer	43	General Counsel and Secretary

     Darol Lindloff. Mr. Lindloff has served as our Chief Executive Officer since September 1, 2007. Mr. Lindloff also served as our Chief Operating Officer from November 6, 2006 to September 1, 2007 and held the same office at Panda Ethanol—Delaware from October 1, 2006 to November 6, 2006. Mr. Lindloff was employed at Panda Energy from 1989 to September 2006, serving as Chief Operating Officer since January 2005. Prior to serving as Chief Operating Officer, he was Senior Vice President, responsible for engineering, construction, operations and asset management. Mr. Lindloff served as President of Panda Energy from 1997 to 2000. Prior to 1997, he served Panda Energy as a Vice President in the capacities of Business Development, Technical Director and Project Development. Before joining Panda Energy, Mr. Lindloff was a Regional Director for Southwest Research Institute and prior to that, he was involved in the development of power and steam generating projects for Hawker Siddeley Power Engineering and for Central and Southwest Corporation. Mr. Lindloff is a graduate of Southwestern University with a Bachelor of Science Degree in Organic Chemistry.
     Natasha Ray. Ms. Ray has served as our Chief Financial Officer, Treasurer and Assistant Secretary since January 18, 2008. Ms. Ray served as Assistant Treasurer of Panda Energy from September 2007 to January 18, 2008 and performed the duties of Assistant Treasurer for our company during this period as well, pursuant to the services agreement with Panda Energy Management, LP, a wholly-owned subsidiary of Panda Energy. Prior to that, she served as Assistant Treasurer for Panda Energy from May 2006 to September 2006, for Panda Ethanol—Delaware from October 1, 2006 to November 6, 2006 and for us from November 6, 2006 to September 2007. She also served at Panda Energy as Director of Treasury Management and Corporate Budgeting from 2000 to May 2006 and as a Treasury Analyst from 1997 to 2000.
     Jonathan Quenzer. Mr. Quenzer has served as our General Counsel and Secretary since April 1, 2008. Prior to joining us, he practiced law as a sole practitioner from February 2006 to April 2008. From 1995 to 2006, Mr. Quenzer was a corporate and securities attorney at Akin Gump Strauss Hauer & Feld LLP. Mr. Quenzer holds a Bachelor of Business Administration from the University of Texas and a J.D. from Southern Methodist University School of Law.
COMPENSATION OF DIRECTORS
     The following table provides information regarding director compensation during the fiscal year ended 2007.

					Nonqualified
				Non-Equity	Deferred
	Fees Earned			Incentive Plan	Compensation	All Other
	or Paid in	Stock	Option	Compensation	Earnings	Compensation	Total
Name	Cash ($)(1)	Awards ($)	Awards ($)	($)	($)	($)	($)
Robert W. Carter Chairman	95,000	—	—	—	—	—	95,000
Todd W. Carter	65,000	—	—	—	—	—	65,000
G. Michael Boswell	93,500	—	—	—	—	—	93,500
Donnell Brown	87,500	—	—	—	—	—	87,500
Philip D. English	87,500	—	—	—	—	—	87,500

(1)	Includes retainer fees and fees earned for attendance of Board meetings and committee meetings.
     Our compensation policy for directors for fiscal year 2007 is summarized as follows: The Chairman received an annual retainer of $75,000 and all other directors received an annual retainer of $45,000. All directors, including the Chairman, received $2,500 for each Board meeting attended in person and $2,000 for each Board meeting attended by telephone. The chairman of the Audit Committee received an annual retainer of $12,000. The chairman of each other committee received an annual retainer of $6,000. If a director was the chairman of more than one committee, he or she would have received a retainer for each such committee. All committee members, including the chairman, received $1,500 for each committee meeting attended, whether in person or by telephone. In addition, Board members were reimbursed for reasonable travel expenses incurred in connection with their attendance at a Board or committee meeting.
     For fiscal year 2008, all director fees have been reduced by one-third and will be payable quarterly. Our directors will receive 50% of their fees in cash and the remainder in shares of our Common Stock.
COMPENSATION OF EXECUTIVE OFFICERS
     The total compensation paid for the 2007 fiscal year to Messrs. Todd W. Carter and Darol Lindloff, each of whom served as our Chief Executive Officer during part of the 2007 fiscal year, Mr. Franklin Byrd, who served as our only other executive officer at December 31, 2007, and two additional persons who served as executive officers during part of the 2007 fiscal year, collectively referred to as the “Named Executive Officers,” is set forth below in the following Summary Compensation Table.
2007 FISCAL YEAR SUMMARY COMPENSATION TABLE

								Nonqualified
							Non-Equity	Deferred
					Stock	Option	Incentive Plan	Compensation	All Other
					Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	Salary ($)		Bonus ($) (1)	($)	($)	($)	($)	($)	($)
Todd W. Carter	2007	277,585	(2)	—	—	—	—	—	— (3)	277,585
Chief Executive	2006	69,396	(4)	34,689	—	—	—	—	— (5)	104,085
Officer
Darol S. Lindloff	2007	292,008		25,833	—	—	—	—	—	317,841
Chief Executive Officer	2006	48,125	(6)	24,063	—	—	—	—	—	72,188
Chief Operating Officer
Franklin Byrd	2007	180,888		16,250	—	—	—	—	—	197,138
Chief Financial Officer
Robert K. Simmons	2007	264,968	(7)	—	—	—	—	—	—	264,968
Senior Vice	2006	66,242	(8)	33,121	—	—	—	—	—	99,363
President— Finance
L. Stephen Rizzieri	2007	209,090	(9)	—	—	—	—	—	—	209,090
Chief Legal Officer	2006	52,273	(10)	26,136	—	—	—	—	—	78,409
and General Counsel

(1)	Bonus amounts for 2006 covered the full 2006 fiscal year and were based on a full year’s employment and salary.

(2)	Mr. Carter resigned from Panda Ethanol effective September 1, 2007.

(3)	Does not include $65,000 of compensation paid by us to Mr. Carter in connection with his service as a director. See “—Compensation of Directors.”

(4)	Represents amounts paid after the Merger on November 6, 2006. Does not include $34,689 paid by Panda Ethanol—Delaware to Mr. Carter from October 1, 2006 to November 6, 2006 and $299,065 paid by Panda Energy to Mr. Carter from January 1, 2006 to September 30, 2006. The aggregate of all payments of salary by us, Panda Ethanol—Delaware and Panda Energy to Mr. Carter for fiscal 2006 equals $403,150.

(5)	Does not include any amounts for personal use by Mr. Carter on two occasions, one in January 2006 and one in April 2006, of an aircraft owned by a subsidiary of Panda Energy as any amounts related to such use were paid in full by Panda Energy and were not reimbursed by us or Panda Ethanol—Delaware. Does not include $49,500 of compensation paid by us to Mr. Carter in connection with his service as a director. Also does not include $36,500 of compensation paid by Panda Energy to Mr. Carter in fiscal 2006 in connection with his service as a director.

(6)	Represents amounts paid after the Merger on November 6, 2006. Does not include $24,063 paid by Panda Ethanol—Delaware to Mr. Lindloff from October 1, 2006 to November 6, 2006 and $207,396 paid by Panda Energy to Mr. Lindloff from January 1, 2006 to September 30, 2006. The aggregate of all payments of salary by us, Panda Ethanol—Delaware and Panda Energy to Mr. Lindloff for fiscal 2006 equals $279,584.

(7)	Mr. Simmons resigned from Panda Ethanol effective September 1, 2007.

(8)	Represents amounts paid after the Merger on November 6, 2006. Does not include $33,121 paid by Panda Ethanol—Delaware to Mr. Simmons from October 1, 2006 to November 6, 2006 and $285,471 paid by Panda Energy to Mr. Simmons from January 1, 2006 to September 30, 2006. The aggregate of all payments of salary by us, Panda Ethanol—Delaware and Panda Energy to Mr. Simmons for fiscal 2006 equals $384,834.

(9)	Mr. Rizzieri resigned from Panda Ethanol effective September 1, 2007.

(10)	Represents amounts paid after the Merger on November 6, 2006. Does not include $26,136 paid by Panda Ethanol—Delaware to Mr. Rizzieri from October 1, 2006 to November 6, 2006 and $225,270 paid by Panda Energy to Mr. Rizzieri from January 1, 2006 to September 30, 2006. The aggregate of all payments of salary by us, Panda Ethanol—Delaware and Panda Energy to Mr. Rizzieri for fiscal 2006 equals $303,679.
     We provide only minimum perquisites to executive officers. We prefer to compensate Named Executive Officers using a mix of salary and cash bonus.
     On November 1, 2006, Panda Energy granted options to purchase common stock of Panda Energy to Messrs. Simmons and Lindloff. Mr. Simmons’s option is for 100,000 shares and Mr. Lindloff’s option is for 15,000 shares. The options have an exercise price of $3.00 per share and are fully vested and exercisable. The options expire on (i) the 30th day following termination of employment of the option holder with Panda Energy or Panda Ethanol other than “for cause” and immediately upon a termination “for cause” or (ii) six months following the option holder’s death or disability. The option granted to Mr. Simmons otherwise expires on July 1, 2011 and the option granted to Mr. Lindloff otherwise expires on March 31, 2009. The option amounts, terms and price are the same as options held by such option holders that expired by their terms upon their employment with Panda Energy due to such option holder’s change in employment to Panda Ethanol—Delaware. These options were issued in recognition of the option holder’s past services as an employee of Panda Energy. We do not believe that any of these options represents compensation for services rendered to us.

     We had not granted any options to any of our employees, including our Named Executive Officers, as of December 31, 2007.
Employment Agreements
     We are not a party to any employment agreement with any of our executive officers. We believe that employment agreements are not currently necessary in order to attract and retain talented personnel. However, due to the ever-changing marketplace in which we vie for talent, this practice is regularly reviewed by the Compensation Committee to help ensure that we remain competitive in our industry and the Compensation Committee may determine that such arrangements are in our best interest in the future.
Post-Termination Compensation
     We have not entered into change in control agreements with any of our Named Executive Officers or other members of the executive management team.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     Our only outstanding class of equity securities is our Common Stock, par value $0.001 per share. The following table sets forth information as of April 21, 2008 regarding the beneficial ownership of our Common Stock by (i) each person known to us to own beneficially more than five percent (5%) of our Common Stock, (ii) each of our directors; (iii) each of our Named Executive Officers; and (iv) all of our present executive officers and directors as a group.

	Amount and Nature
	of Beneficial
Name and Address of Beneficial Owner	Ownership(1)		Percent of Class(2)
Panda Energy International, Inc.	14,623,242	(3)	46.4%
4100 Spring Valley, Suite 1001 Dallas, TX 75244
GLG Partners LP	5,018,812	(4)	15.9%
1 Curzon Street London W1J 5HB United Kingdom
Seneca Capital LP	2,247,399	(5)	7.1%
590 Madison Avenue, 28th Floor New York, NY 10022
FrontPoint Partners, LLC	1,830,714	(6)	5.8%
Two Greenwich Plaza Greenwich, CT 06830
Robert W. Carter (7)	4,413		*
Todd W. Carter (7)	2,648		*
G. Michael Boswell	3,354		*
Donnell Brown	3,001		*
Philip D. English	3,001		*
Darol Lindloff	0		*
Franklin Byrd	0		*
Robert K. Simmons	0		*
L. Stephen Rizzieri	0		*
All directors and executive officers as a group (8 persons) (7)	16,417		*

*	Less than 1%

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Exchange Act. Beneficial ownership information is based on the most recent Form 3, 4 and 5 and 13D and 13G filings with the SEC and reports made directly to us. The number of shares shown as beneficially owned includes shares of Common Stock subject to stock options exercisable within 60 days after April 21, 2008. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)	The percentages indicated are based on 31,488,977 shares of Common Stock outstanding on April 21, 2008.

(3)	Includes 231,297 shares held by Panda Energy Management, LP, a wholly-owned subsidiary of Panda Energy International, Inc.

(4)	Includes 1,670,289 shares held by GLG North American Opportunity Fund, 1,001,848 shares held by GLG Global Utilities Fund, 2,338,230 shares held by GLG European Long-Short Fund and 8,445 shares indirectly owned by GLG Partners LP on behalf of certain managed accounts, which are managed by GLG Partners LP. GLG Partners LP, an English limited partnership, acts as the investment manager of certain funds and managed accounts and may be deemed, as of the date hereof, to be the beneficial owner of the securities held by such funds and managed accounts. GLG Partners Limited, an English limited company, is the general partner of GLG Partners LP. GLG Partners, Inc. indirectly owns GLG Partners Limited. Noam Gottesman, Pierre Lagrange and Emmanuel Roman are each a managing director of GLG Partners Limited. GLG Partners LP, GLG Partners Limited, GLG Partners, Inc., Noam Gottesman, Pierre Lagrange and Emmanuel Roman do not hold directly any of our securities or derivative securities with respect thereto, and disclaim any beneficial ownership of any of such securities reported or excluded herein, except for their pecuniary interest therein.

(5)	Includes 1,415,029 shares held by Seneca Capital International Subsidiary Corp III, 827,606 shares held by Seneca Capital LP and 4,764 shares held by Seneca Capital LP II. Doug Hirsch is the managing member of the general partner of Seneca Capital LP and Seneca Capital LP II. Mr. Hirsch is also the sole director of Seneca Capital International Subsidiary Corp III and is the managing member of the general partner of the investment manager to Seneca Capital International Subsidiary Corp III’s sole shareholder. As such, Mr. Hirsch has investment and voting power for the securities owned by each of Seneca Capital LP, Seneca Capital LP II and Seneca Capital International Subsidiary Corp III. Mr. Hirsch disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(6)	Includes 915,207 shares held by FrontPoint Utility and Energy Fund, L.P. and 915,507 shares held by FrontPoint Energy Horizons Fund, L.P. FrontPoint Energy Horizons Fund GP, LLC is the general partner of FrontPoint Energy Horizons Fund, L.P. FrontPoint Utility and Energy Fund GP, LLC is the general partner of FrontPoint Utility and Energy Fund, L.P. FrontPoint Partners LLC is the managing member of FrontPoint Energy Horizons Fund GP, LLC and FrontPoint Utility and Energy Fund GP, LLC and as such has voting and dispositive power over these securities. FrontPoint Partners LLC is an indirect wholly-owned subsidiary of Morgan Stanley.

(7)	Robert W. Carter is Chairman of the Board, Chief Executive Officer and owner of 38% of the outstanding shares of Panda Energy, which owns 14,623,242 shares of our Common Stock. Todd W. Carter is President and a significant stockholder of Panda Energy. Messrs. Robert Carter and Todd Carter do not have or share voting or investment power over these shares held by Panda Energy.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires our directors, executive officers, and any persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. SEC regulation requires executive officers, directors and greater than 10% stockholders to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us, we believe that during the fiscal year ended December 31, 2007 our executive officers, directors, and greater than 10% stockholders complied with all applicable filing requirements.
Certain Relationships and Related Transactions
  Panda Energy is our founder and largest stockholder, owning approximately 46% of our outstanding stock. We have been a party to several agreements with Panda Energy. These agreements are described below.
     Transition Services Agreement
     We were a party to a Transition Services Agreement, effective as of June 7, 2006 and amended effective as of October 7, 2006 and March 30, 2007, originally executed by Panda Ethanol—Delaware and Panda Energy Management, LP (“PEM”). By virtue of the Merger, we succeeded to the agreements and obligations of Panda Ethanol—Delaware under the Transition Services Agreement. PEM is a wholly-owned subsidiary of Panda Energy. As used in this annual report, Transition Services Agreement refers to the Transition Services Agreement, as amended.
     The Transition Services Agreement provided for the provision or coordination of certain administrative services by Panda Ethanol to PEM (i) during a specified time period prior to the Merger which commenced on October 7, 2006 and ended on the effective date of the Merger, or the Transition Period, and (ii) following the Merger. Prior to the commencement of the Transition Period, the Transition Services Agreement provided for the provision or coordination by PEM of certain services to Panda Ethanol—Delaware.
     Services to be Provided. During the Transition Period and following the effective date of the Merger, we were required to provide PEM with, or coordinate the provision to PEM of, various general administrative services, including tax, human resources, government reporting, accounting, employee heath and safety, financial (including cash management and insurance), general corporate, legal, development and facilities, corporate communications, corporate travel and provision of aircraft, and certain executive office functions services, and such other services as are relevant or necessary or as PEM may reasonably request as relevant or necessary. The term of our services to be provided to PEM pursuant to the Transition Services Agreement ended on June 30, 2007. Prior to the commencement of the Transition Period, PEM provided certain similar services to Panda Ethanol—Delaware (other than the executive office functions).
     Charges for Services. All charges for services provided by Panda Ethanol—Delaware during the Transition Period and by us following the effective date of the Merger were based on the allocable costs incurred by Panda Ethanol—Delaware or us, as the case may be, for performing such services (including an allocable charge for overhead costs) or an allocable portion of the charges paid by Panda Ethanol—Delaware or us, as the case may be, to a third party for performing such services. The total amount paid by PEM to us was approximately $167,000 for services we provided in 2007. The total amount we paid PEM in 2007 under the Transition Services Agreement was approximately $313,000.
     Audit Rights. Each of the parties has the right to audit and review any charges or invoices for services, and to be provided with reasonable access to information of the other party to enable them to review and audit the other party’s charges.
     Limitation on Liability. Neither party has any liability with respect to its furnishing of services to the other party under the Transition Services Agreement except: (i) on account of its gross negligence or willful misconduct; (ii) for any punitive damages; or (iii) in excess of the amount of fees paid to it by the other party.
     Indemnification. Each party agrees to indemnify and hold harmless the other party, its employees, agents, officers, directors, stockholders and affiliates from any and all claims, demands, complaints, liabilities, losses, damages and all costs and expenses (including legal fees), collectively referred to as “damages,” arising from or relating to the use of any service provided under the Transition Services Agreement or any person using such service (including but not limited to damages for injury or death to persons or damage to property) to the extent not arising from the willful misconduct, bad faith or negligence of the indemnified party.
     Termination. The Transition Services Agreement permitted the parties to terminate the agreement as follows:
•	upon the mutual written agreement of the parties;

•	by either of the parties for material breach of any of the terms thereof by the other party, if the breach was not remedied within 30 days after written notice of breach was delivered to the defaulting party;

•	by either party, upon written notice to the other party if we or PEM became insolvent, made an assignment for the benefit of creditors, or was placed in receivership, reorganization, liquidation or bankruptcy;

•	by PEM, upon written notice to us, if, for any reason, the ownership or control of our company or any of our operations became vested in, or was made subject to the control or direction of, any direct competitor of PEM (other than pursuant to the Merger); or

•	by us, upon written notice to PEM, if for any reason, the ownership or control of PEM or any of PEM’s operations became vested in, or was made subject to the control or direction of, any of our direct competitors.
     Upon any such termination, each party would have been compensated for all services rendered to the date of termination in accordance with the provisions of the Transition Services Agreement.
     Reimbursement Letter
     We are a party to a letter agreement, dated as of June 7, 2006, originally executed by Panda Ethanol—Delaware and Panda Energy. We refer to the letter agreement as the Reimbursement Letter. The Reimbursement Letter provides for reimbursement by us of costs and expenses incurred by Panda Energy in connection with the development of our ethanol production facilities.

     In consideration for past financial support provided by Panda Energy, the Reimbursement Letter requires us to reimburse Panda Energy for direct and indirect costs and expenses in excess of $13.0 million for services incurred by Panda Energy in connection with the following:
•	the negotiation, execution and delivery of (a) the Merger Agreement, dated as of May 18, 2006, by and among Panda Ethanol, Inc., Cirracor and Grove Panda Investments, LLC, (b) the Securities Purchase Agreement, dated as of June 7, 2006, by and among Panda Ethanol—Delaware and certain purchasers of its securities, (c) the Registration Rights Agreement, dated as of June 7, 2006, by and among Panda Ethanol, Inc., Panda Energy and certain purchasers of our securities, and (d) any other documents or agreements entered into in connection with the transactions contemplated under the Securities Purchase Agreement; and

•	ethanol project development activities up to the date on which Panda Ethanol—Delaware closed its senior debt and subordinated debt financing of the Hereford facility.
     All such costs and expenses incurred after the date of execution of the definitive agreements relating to the senior and subordinated debt financing of the Hereford facility, or the Hereford financing date, are paid on a monthly basis. All costs and expenses incurred prior to the Hereford financing date were accrued on a project-by-project basis and are due and payable for a particular project when we enter into definitive agreements relating to project debt or other appropriate financial arrangements for that particular project. In connection with the Hereford financing, we reimbursed Panda Energy $2.0 million for all amounts accrued in connection with the development of the Hereford facility in excess of Panda Energy’s $13.0 million capital commitment. The accrued costs and expenses that may be reimbursed for the projects other than the Hereford facility total approximately $4.3 million, subject to final audit, and are expected to be approximately allocated by facility as follows:
•	Haskell facility: $1.2 million

•	Yuma facility: $1.4 million

•	Sherman facility: $0.4 million

•	Other facilities: $1.3 million.
     Under the Reimbursement Letter, we were also required to pay, and have paid, a development fee in the amount of $3.5 million upon entering definitive agreements relating to the senior and subordinated debt financing of the Hereford facility. Since January 1, 2007, we have not made any payments to Panda Energy in accordance with the Reimbursement Letter.
     Lease of Office Space
     During fiscal 2007, we rented office space from Panda Energy on a month to month basis. The amount of rent was approximately $35,000 per month through August 2007, and was reduced to approximately $10,000 per month effective September 1, 2007 in connection with our new organizational plan. Such amount represents a pro rata allocation of Panda Energy’s actual rent, based upon the proportion of Panda Energy’s total office space occupied by us.
     Services Agreement
     On November 9, 2007, we entered into a Services Agreement with PEM, effective September 1, 2007. The Services Agreement provides for the provision or coordination of certain administrative services by PEM to us.

     Services to be Provided. Pursuant to the Services Agreement, PEM provides us with, or coordinates the provision to us of, various general administrative services, including human resources, government reporting, accounting, employee heath and safety, financial (including cash management and insurance), general corporate, legal, development and facilities, corporate communications, investor relations, corporate travel and provision of aircraft, and certain executive office functions services, and such other services as are relevant or necessary or as we may reasonably request as relevant or necessary.
     Charges for Services. All charges are based on the allocable costs incurred by PEM for performing such services (including an allocable charge for overhead costs) or an allocable portion of the charges paid by PEM to a third party for performing such services. Compensation for non-labor services must be paid in cash. Such amounts must be invoiced within thirty days after the end of each calendar month and if not paid within thirty days after the invoice date will bear interest at the rate of 12% per annum. All labor related services rendered to us by PEM employees, excluding those PEM employees that also hold a position with our Board of Directors (which services will be treated as non-labor services), must be paid in our Common Stock. In determining the amount of Common Stock due to PEM, the aggregate value of the services provided by PEM to us will be calculated based upon a rate of 2.5 times the allocated salary cost of each PEM employee who provides monthly hours of services to us. This aggregate amount will be paid in Common Stock valued monthly based on a calculation of the value weighted average price of our Common Stock for the last ten trading days of each month. The average price used shall be based on the number of shares traded in each of the ten days multiplied by the closing price of our Common Stock on the OTCBB on such day. If there is no trading volume for the ten day period, then the closing share price for the ten day period shall be used. Such amounts must be invoiced within thirty days after the end of each quarter beginning with the quarter ended December 31, 2007 and must be paid within thirty days of invoice. Since September 1, 2007, we have paid approximately $21,000 and issued 405,901 shares of Common Stock for services rendered by PEM under the Services Agreement.
     Audit Rights. We have the right to audit and review any charges or invoices for services, and to be provided with reasonable access to information of PEM to enable us to review and audit PEM’s charges.
     Limitation on Liability. PEM does not have any liability (i) with respect to its furnishing of services to us under the Services Agreement except on account of PEM’s gross negligence or willful misconduct; (ii) for any punitive damages to us; (iii) in excess of the amount of fees paid to PEM by us; or (iv) to any third party.
     Indemnification. We agree to indemnify and hold harmless PEM, its employees, agents, officers, directors, stockholders and affiliates from any and all claims, demands, complaints, liabilities, losses, damages and all costs and expenses (including legal fees), collectively referred to as “damages,” arising from or relating to the use of any service provided under the Services Agreement or any person using such service (including but not limited to damages for injury or death to persons or damage to property) to the extent not arising from the willful misconduct, bad faith or negligence of PEM.
     Termination. The Services Agreement may be terminated on the earlier of:
•	notice by either party; or

•	September 1, 2009.
     Upon any such termination of PEM services, PEM shall be compensated for all services rendered to the date of termination in accordance with the provisions of the Services Agreement.

     Registration Rights Agreement
     In connection with the Services Agreement, we entered into a Registration Rights Agreement, which covers the registration of all shares of our Common Stock issued pursuant to the Services Agreement or issued upon any stock split, dividend or other distribution, recapitalization or similar event with respect to such shares. The Registration Rights Agreement requires us to register for resale all such shares before or on March 31, 2009. In the event that we fail to file a registration statement by this date, we will be required to pay partial liquidated damages of 1% of the aggregate value of the Common Stock issued pursuant to the Services Agreement for any registrable securities then held, with an additional 1% on each monthly anniversary of this date.
     Loan Agreement
     On November 9, 2007, we entered into a Loan Agreement with Panda Energy. The Loan Agreement provides that upon certain specified conditions being met, Panda Energy shall make one or more advances to us through January 1, 2009 which, in the aggregate, shall not exceed at any one time $1,000,000. The proceeds of the borrowings will be used solely to (i) finance the monthly corporate overhead expenses of us and our subsidiaries in an amount not to exceed $1,000,000 per month on an annualized basis; (ii) pay up to $3,000,000 in breakage fees and other deal-related expenses associated with the withdrawn 144A and debt financing of the Yuma project; and (iii) pay transactions fees associated with the Loan Agreement. We borrowed $1,000,000 under the Loan Agreement in February 2008.
     Borrowings will be secured, pursuant to (1) a Pledge, Assignment and Security Agreement by and between us and Panda Energy and (2) a Pledge, Assignment and Security Agreement by and between Panda Ethanol Holdings, LLC, a wholly-owned subsidiary of us (“Ethanol Holdings”), and Panda Energy, by (i) all rights, titles, and interests of us and Ethanol Holdings in and to certain stock, equity or investment securities owned by us and Ethanol Holdings; (ii) certain partnership interests and all rights of us and Ethanol Holdings with respect thereto; (iii) all present and future distributions, income, increases, profits, combinations, reclassifications, improvements, and products of, accessions, attachments, and other additions to, and substitutes and replacements for, all or part of such securities or partnership interests described in clauses (i) and (ii) of this sentence; (iv) all present and future accounts, contract rights, general intangibles, chattel paper, documents, instruments, cash and noncash proceeds, and other rights arising from or by virtue of, or from the voluntary or involuntary sale or other disposition of, or collections with respect to, or claims against any other person with respect to, all or any part of the collateral; and (v) all present and future security for the payment to us and Ethanol Holdings of any of the collateral and goods which gave or will give rise to any such collateral or are evidenced, identified, or represented therein or thereby.
     Pursuant to a Promissory Note, borrowings under the Loan Agreement bear interest at a rate of the lesser of (a) the maximum rate permitted by law or (b) LIBOR plus (i) prior to April 1, 2009, seven and one half percent (7.50%) per annum, and (ii) on April 1, 2009 and at all times thereafter, ten percent (10.00%) per annum.
     We are required to make prepayments of principal as follows: (a) on or before the last day of each quarter, in an amount equal to 50% of its cash flow for the quarter; provided that cash flow sufficient to satisfy selling, general, and operating expenses for the next quarter, in a minimum amount of $2,500,000 per fiscal quarter, shall be set aside in a separate account in our name each quarter prior to any such prepayments, and (b) immediately upon the receipt of net proceeds from any sale, liquidation or disposition (other than in the ordinary course of our business) of any of our assets (and after giving effect to clause (a) of this sentence) in an amount in any single transaction or series of transactions exceeding $150,000, in the amount of such net proceeds.
     The Loan Agreement contains affirmative and negative covenants with which we must comply, including provision of financial statements and other information, payment of an unused facility fee on the daily average unused amount of the loan, at the rate of one half percent (0.50%) per annum, restrictions on indebtedness, on granting security interests, on paying dividends, on substantial changes in management, on transactions with affiliates and on selling assets. The events of default under the Loan Agreement include payment defaults, breaches of representations, warranties or covenants, bankruptcy and insolvency and cross defaults with certain other indebtedness, the occurrence of which could cause all amounts under the Loan Agreement to become immediately due and payable.
     Other Transactions
     Between the termination of the Transition Services Agreement and the date the Services Agreement became effective, Panda Energy provided certain general administrative services to Panda Ethanol. Charges for the allocable costs incurred by Panda Energy in performing such services were approximately $104,000 and were accounted for as capital contributions from Panda Energy.
     The following directors may have an indirect material interest in the transactions described above:
•	Robert W. Carter has served as Chairman of the Board and Chief Executive Officer of Panda Energy since 1995, and he owns 38% of Panda Energy’s outstanding shares; and

•	Todd W. Carter has served as President of Panda Energy since September 1, 2007 and served as President of Panda Energy from July 2000 to December 2004 and as President of Panda Development Corporation, a division of Panda Energy, from December 2004 to September 30, 2006.
     In accordance with our Audit Committee Charter adopted on November 8, 2006, our Audit Committee is responsible for reviewing and approving the terms and conditions of all related party transactions. Any material financial transaction with any director, executive officer, nominee or holder of five percent or more of Common Stock, or immediate family member of any of the foregoing, would need to be approved by our Audit Committee prior to our entering into such transaction.

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 2)
     During the year ended December 31, 2007, Deloitte & Touche LLP served as our independent registered public accounting firm and also provided certain tax and other audit-related services. It is expected that one or more representatives of Deloitte & Touche LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
     The Audit Committee of the Company has selected the firm of Deloitte & Touche LLP as the Company’s principal independent registered public accounting firm for the fiscal year ending December 31, 2008. Stockholder ratification of the appointment is not required under the laws of the State of Nevada, but the Board has decided to ascertain the position of the stockholders on the appointment. The Audit Committee will reconsider the appointment if it is not ratified. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee feels that such a change would be in the Company’s and its stockholders’ best interests. The affirmative vote of a majority of the shares present in person or by proxy, and entitled to vote on the subject matter at the Annual Meeting is required for ratification.
     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2008.
Change in Accountant
     On December 19, 2006, we dismissed Stonefield Josephson, Inc. as our independent registered public accounting firm. Stonefield Josephson, Inc. had previously been engaged as the principal accountant to audit our financial statements. The reason for the replacement of Stonefield Josephson, Inc. was that on November 6, 2006, Panda Ethanol—Delaware merged with and into us. Following the Merger, (i) the stockholders of Panda Ethanol—Delaware owned a majority of the outstanding shares of our Common Stock and (ii) our primary business became the business previously conducted by Panda Ethanol—Delaware. The independent auditors of Panda Ethanol—Delaware was the firm of Deloitte & Touche LLP. We believed that it was in our best interest to have Deloitte & Touche LLP continue to work with our business, and we therefore engaged Deloitte & Touche LLP as our new independent auditors, effective as of December 19, 2006, to audit our financial statements for the years ending December 31, 2006 and 2007, and to perform procedures related to the financial statements included in our current reports on Form 8-K and quarterly reports on Form 10-Q beginning with, and including, reports that contain financial information with respect to the quarter ended September 30, 2006, but excluding our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006, filed on November 20, 2006. Deloitte & Touche LLP is located at 2200 Ross Ave., Suite 1600, Dallas, Texas 75201.
     The decision to dismiss Stonefield Josephson, Inc. and engage Deloitte & Touche LLP was approved by the Audit Committee on December 19, 2006 and was subsequently ratified by the Board.

     The reports of Stonefield Josephson, Inc. on our financial statements for each of the years ended September 30, 2005 and 2004 contained an explanatory paragraph relating to our ability to continue as a going concern. Other than this report modification, the reports of Stonefield Josephson, Inc. on our financial statements as of and for each of the past two fiscal years did not contain any adverse opinion or disclaimer of opinion, and were not modified as to other uncertainty, audit scope, or accounting principles.
     During our two most recent fiscal years and the subsequent interim period preceding the dismissal of Stonefield Josephson, Inc., there were no disagreements with Stonefield Josephson, Inc. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Stonefield Josephson, Inc., would have caused it to make reference to the subject matter of the disagreement(s) in connection with its reports. There were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K during our two most recent fiscal years and the subsequent interim period preceding the dismissal of Stonefield Josephson, Inc.
     Other than in connection with the engagement of Deloitte & Touche LLP by Panda Ethanol—Delaware, during our two most recent fiscal years and the subsequent interim period prior to December 19, 2006, we did not consult Deloitte & Touche LLP regarding either: (i) the application of accounting principles to a specified transaction, completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or (ii) any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or the related instructions thereto or a “reportable event” as described in Item 304(a)(1)(v) of Regulation S-K.
Fees and Services
     Stonefield Josephson, Inc. was the historical independent registered public accounting firm of Cirracor, Inc. Deloitte & Touche LLP was the historical independent registered public accounting firm of Panda Ethanol—Delaware. As a result of the Merger of Panda Ethanol—Delaware with and into Cirracor, Inc., Deloitte & Touche LLP replaced Stonefield Josephson, Inc. as our independent registered public accounting firm effective as of December 19, 2006 to audit our financial statements for the years ending December 31, 2006 and 2007, and to perform procedures related to the financial statements included in our current reports on Form 8-K and quarterly reports on Form 10-Q or Form 10-QSB beginning with, and including, reports that contain financial information with respect to the quarter ended September 30, 2006, but excluding our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006, filed on November 20, 2006.

     Fees paid to Deloitte & Touche LLP
     Aggregate fees for professional services provided to us and Panda Ethanol—Delaware by Deloitte & Touche LLP for the years ended December 31, 2006 and December 31, 2007 were as follows:

	Fiscal year ended	Fiscal Year ended
	December 31, 2007	December 31, 2006

Audit Fees (a)	$410,344	$155,000
Audit-Related Fees (b)	75,000	10,000
Tax Fees (c)	307,177	—
All Other Fees (d)	—	1,599

Total	$792,521	$166,599

(a)	Fees for audit services include fees associated with the reviews of Panda Ethanol’s quarterly financial statements and the audit of Panda Ethanol’s annual financial statements. Fees for audit services in 2006 also include $90,000 in fees for the audit of Panda Ethanol—Delaware’s financial statements for the years ended December 31, 2004 and 2005.

(b)	Audit-related fees in 2007 were associated with Panda Ethanol’s withdrawn private offering of $140 million senior notes. Audit-related fees in 2006 principally include accounting fees incurred related to our Definitive Proxy Statement relating to the Merger, filed on October 25, 2006.

(c)	Tax fees, when incurred, include tax compliance and tax planning.

(d)	Represents amounts paid for a subscription to Deloitte & Touche LLP’s online technical accounting research library.
     In considering the nature of the services provided by Deloitte & Touche LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte & Touche LLP and management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

     Fees paid to Stonefield Josephson, Inc.
     Aggregate fees for professional services provided to Cirracor and us by Stonefield Josephson, Inc. for the years ended December 31, 2006 and 2007 were as follows:

	Fiscal year ended	Fiscal year ended
(in thousands)	December 31, 2007	December 31, 2006

Audit Fees (a)	$—	$15,519
Audit-Related Fees (b)	—	14,306
Tax Fees	—	—
All Other Fees	—	—

Total	$—	$29,825

(a)	Fees for audit services in 2006 include fees associated with the reviews of our quarterly reports on Form 10-QSB, the audit of our September 30, 2005 Annual Report on Form 10-KSB and for services in connection with an SEC comment letter and amendment to Cirracor’s September 30, 2005 Annual Report on Form 10-KSB.

(b)	Audit-related fees principally include accounting consultations fees incurred related to our registration statement on Form S-3 filed with the SEC on January 10, 2007, our Definitive Proxy Statement relating to the Merger, filed on October 25, 2006, and our transitional report on Form 10-QT. Audit-related fees also include fees incurred in connection with the change in accountants.
     Pre-Approval of Independent Registered Public Accounting Firm Fees and Services Policy
     On December 19, 2006, the Audit Committee pre-approved Deloitte & Touche LLP to provide tax services, including tax compliance services (i.e., preparation of tax returns and related matters) and tax consulting services (including, but not limited to, determination of the tax treatment of actual or possible transactions, determination of applicability of sales tax to ethanol plant components and consultation concerning federal and state tax regulations); provided that (i) the fees for the tax services shall not exceed $150,000, (ii) the performance of tax services must be authorized by the Audit Committee Chair prior to commencement of such services and (iii) the provision of any tax service is required to be reported to the Audit Committee at the next regularly scheduled Audit Committee meeting. On October 24, 2007, the Audit Committee pre-approved additional fees of up to $200,000 for tax-related services, subject to the same conditions set forth above. None of the services included in “Audit-Related Fees” or “All Other Fees” in the tables above were approved by the Audit Committee pursuant to the above described pre-approval.

OTHER BUSINESS
     The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy in accordance with applicable law and as they may deem appropriate in their discretion, unless directed by the proxy to do otherwise.
DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS
     Stockholder proposals to be included in the proxy statement for the next annual meeting must be received by the Company at its principal executive offices on or before January 30, 2009 for inclusion in the Company’s proxy statement relating to that meeting. Stockholders wishing to submit proposals to be presented directly at the 2009 Annual Meeting instead of for inclusion in next year’s proxy statement must follow the submission criteria and deadlines set forth in our bylaws. Stockholders wishing to nominate directors at an annual meeting or to propose business to be brought before the 2009 Annual Meeting must give written notice to the Secretary of the Company to be received at the principal executive offices of the Company not before December 19, 2008 nor after March 19, 2009. Stockholders wishing to propose business to be brought before a special meeting must give timely, written notice to the Secretary of the Company. To be timely in the case of a special meeting or in the event that the date of the annual meeting is changed by more than 30 days from such anniversary date, a stockholder’s notice must be received at the principal executive offices of the Company no later than the close of business on the tenth day following the earlier of the day on which notice of the meeting date was mailed or public disclosure of the meeting date was made. SEC rules permit management to vote proxies in its discretion if (i) notice of the proposal as described above is received and stockholders are advised in the 2009 proxy statement about the nature of the matter and how management intends to vote on such matter; or (ii) timely notice of the proposal is not received.
     You may obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 without charge by sending a written request to Panda Ethanol, Inc., 4100 Spring Valley, Suite 1002, Dallas, Texas 75244, Attn: Investor Relations or by calling (972) 361-1200. The Annual Report on Form 10-K is also available at www.pandaethanol.com.

By Order of the Board of Directors Jonathan N. Quenzer Corporate Secretary

May 30, 2008
Dallas, Texas
IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

0 PANDA ETHANOL, INC. 4100 Spring Valley, Suite 1002 Dallas, Texas 75244 (972) 361-1200 Fax (972) 455-3880 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Robert W. Carter and Darol Lindloff, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse, all the shares of common stock, par value $.001 per share, of Panda Ethanol, Inc. held of record by the undersigned on May 13, 2008 at the annual meeting of shareholders to be held at the Doubletree Hotel, 4099 Valley View Lane, Dallas, Texas on Tuesday, June 17, 2008 at 10:00 a.m. (local time) or any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. (Continued and to be signed on the reverse side) 14475

ANNUAL MEETING OF SHAREHOLDERS OF Panda Ethanol, Inc. June 17, 2008 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. —— —— 20530000000000000000 7 061708 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. To elect five directors to serve for a term of one year or until their 2. To ratify the appointment of Deloitte & Touche LLP as the respective successors are elected and qualified; Company’s independent registered public accounting firm for NOMINEES: 2008; and FOR ALL NOMINEES O Robert W. Carter O Todd W. Carter In their discretion, the Proxies are also authorized to vote upon such other business WITHHOLD AUTHORITY O G. Michael Boswell as may properly come before the meeting. FOR ALL NOMINEES O Donnell Brown O Philip D. English THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER FOR ALL EXCEPT DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION (See instruction below) IS MADE, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES FOR DIRECTOR LISTED ON THE LEFT AND “FOR” PROPOSAL 2. PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.